Exhibit 10.2(b)

INVESTMENT AGREEMENT

BETWEEN THE UNDERSIGNED :

- Mr Jean-Jacques SCHMOLL, residing 141, rue de Longchamp – 75116 PARIS, married under the matrimonial regime of community of property1;

- Mr Stéphane SCHMOLL, residing 16, rue Descartes – 92190 MEUDON, married under the matrimonial regime of community of acquired property2;

hereafter referred to together as the “Directors”

acting jointly,

- Mr Luc CHAMBON, residing 107, rue de l’Université – 75007 Paris, married under the matrimonial regime of community of acquired property, represented by Mr Stéphane Schmoll;

Mr. Stéphane Schmoll and Mr. Luc Chambon hereafter jointly referred to as «Directoire / Management Board»

IN THE FIRST PART,

AND

- COLEBROOK a company with £1,000 capital, where the head-office is at 30 Herbert Street, DUBLIN 2, EIRE, registered in Dublin under the number 265396, represented by Jean-Jacques Schmoll ;

- Mrs Florence Kossoff, residing10 bis, rue Vieille Forge, 92170 Vanves, single, represented by Stéphane Schmoll ;

- StockVal, a holding company with US$30.000 capital, where the head-office is at Curaçao, Antilles Néerlandaises, Schout Bij Nacht Doormanweg 43, registered in Curaçao under the number 47327, represented by Xavier Gérard ;

- Mr Xavier Gérard, residing 21 boulevard Beauséjour, 75116 Paris, married under the matrimonial regime of community of acquired property ;

- Mr Eric Gérard, residing 153 rue de l’Université, 75007 Paris, married under the matrimonial regime of community of acquired property, represented by Xavier Gérard ;

- Mr Laurent Gérard, residing 5, rue de Sax, 75116 Paris, married under the matrimonial regime of community of acquired property, represented by Xavier Gérard;

[1]	régime de communauté universelle::legal marriage contract, as defined by the Code Civil, which stipulates that the property of both spouses, as acquired before and after the marriage, belongs to both.

[2]	régime de communauté de biens réduite aux acquêts: legal marriage contract under which each spouse’s individual property prior to the marriage remains his or her own, whereas property acquired, either jointly or individually, during the marriage (with the exception of certain personal items such as clothing or tools of a trade which are defined by article 1404 of the Code Civil) becomes community property.

- Mr Laurent Marnier, residing 11 bis avenue Emile Deschanel, 75007 Paris, married under the matrimonial regime of community of acquired property, represented by Xavier Gérard;

- Mr Jacques Gérard, residing 14 rue des Barres, 75004 Paris, married under the matrimonial regime of community of acquired property, represented by Xavier Gérard;

- Mrs Anne-Marie Bouriez married Gérard, residing 14 rue des Barres, 75004 Paris, married under the matrimonial regime of community of property, represented by Xavier Gérard ;

- Mrs Chantal Gérard married Lahalle, residing 15, rue Nicolas Coustou – Domaine du Parc, 78590 Noisy le Roi, married under the matrimonial regime of separate property3, represented by Xavier Gérard ;

- Mr Edouard Courtial, residing 85, impasse de Ramecourt – 60600 Agnetz, married under the matrimonial regime of community of acquired property, represented by Xavier Gérard ;

- Mrs Anne Schmitt married Bateson, residing 90 rue de Grenelle, 75007 Paris, married under the matrimonial regime of separate property, represented by Jean-Jacques Schmoll ;

- Lixcam Inc., a company with head-office at c/o Anglo Irish Bank (Suisse) SA, 7 rue des Alpes, CP 1380 CH1211 Geneva, Switzerland, represented by Jean-Charles Charpentier;

- Mr Hervé Ripault, residing 4, boulevard des Sablons, 92200 Neuilly-sur-Seine, married under the matrimonial regime of separate property ;

- Mr Philippe de Fontenay, residing 17-19, avenue Perronet, 92200 Neuilly-sur-Seine, married under the matrimonial regime of separate property, represented by Hervé Ripault ;

- Mr Arthur de la Grandière, residing 15, rue Raynouard, 75016 Paris, married under the matrimonial regime of separate property, represented by Hervé Ripault ;

- Mr Pierre de Croisset, residing 15, rue Weber, 75116 Paris, single, represented by Hervé Ripault ;

- Mr Philippe Embiricos, residing Commonwealth House, 1-19 New Oxford Street, London WC1 A1NU, Great Britain, married under the matrimonial regime of separate property, represented by Jean-Charles Charpentier ;

- Scorpion Nominees Ltd, a company with head-office at c/o Oracle Management, 85 Reid Street, PO Box HM 1008 Hamilton HMDX, Bermuda, represented by Jean-Charles Charpentier ;

- Mr Hugues Lamotte, residing 16 Victoria Road, London W85RD, Great Britain, married under the matrimonial regime of community of acquired property, represented by Jean-Charles Charpentier ;

- Mercure Epargne Longue SA, a “SICAV” (variable capital investment company), having its registered office at 4-6 Rond Point des Champs-Elysées, 75008 Paris, registered at the Commercial Register of Paris under the number 438 848 848, represented by Nicolas Trebouta;

here-after referred to, together with the Directors, as the «Founders Group» or the «Founders » and collecting all the shareholders of the category A holders of ORA or OC.

acting together but not jointly,

IN SECOND PART,

[3]	séparation de biens: legal marriage contract which recognizes only two estates in the marriage, that of the husband and that of the wife, ie there is no community property.

and

- LOJACK Corporation a company under the laws of the State of Massachusetts, registered with the FED ID 04-2664794, represented by Mr Paul Barrett,

here-after referred to as « LOJACK »

IN THIRD PART,

and

- EADS TELECOM, a company with simplified shareholding, with head-office at rue Jean-Pierre Timbaud 78180 Montigny-le-Bretonneux, registered at the commercial register of Versailles under the reference 414 848 986, represented by Monsieur Jean-François Boulin, here-after referred to as « EDSN »

IN FOURTH PART,

and

- Tracker Network UK Ltd, Otter House, Cowley Business Park, High Street, Cowley, Uxbridge, Middlesex, UB8 2AD Great Britain, represented by Mr. Stephane Schmoll.

in fifth part

The signatories of the third, fourth and fifth parts here-after referred to as « Groupe Investisseurs Industriels /Group of Industrial Investors» or the « Investisseurs Industriels / Industrial Investors», acting without joint and several liability,

and

- SIGEFI VENTURES GESTION, a French public share corporation with a capital of €422,670, having its registered office in Lyon (69006), 139 rue Vendôme, registered under the number is 420 732 661 RCS Lyon, acting as a management company in the name and on behalf of SIPAREX VENTURES 1, ING (F) ACTIONS INNOVATION 1, ING (F) ACTIONS INNOVATION 2, UNI-INNOVATION 1, and acting furthermore as delegated manager of unlisted assets of the “FCPI” (venture capital fund specialized in innovative companies) CA-AM INNOVATION , represented by Mr. Michel FAURE, is duly empowered for the purposes of the present,

- La société SIPAREX CROISSANCE, a French limited partnership with share capital, with a capital of €66,462,675, having its registered office at 139 rue Vendôme, 96006, registered under the number 312 056 641 at the Commercial Register of Lyon, represented by its management company SIGEL, a French simplified joint-share company with a capital of €1,891,336, having its registered office at 139 rue Vendôme, 69006 Lyon, registered under the number 331 595 587 at the Commercial Register of Lyon, itself represented by Mr. Michel FAURE, duly empowered for the purposes of the present,

- La société SIPAREX DEVELOPPEMENT, a French limited partnership with share capital, with a capital of €35,081,220, having its registered office at 166 rue du Faubourg Saint-Honoré, 75008 Paris, represented by its management company SIGEFI, a French simplified joint-share company with a capital of €1,891,336, having its registered office at 139 rue Vendôme, 69006 Lyon, registered under the number 331 595 587 at the Commercial Register of Lyon, itself represented by Mr. Michel FAURE, duly empowered for the purposes of the present,

IN SIXTH PART,

The Signatories of the sixth part will be referred to here-after as the «Group Siparex » acting without joint and several liability,

AND

- CREDIT LYONNAIS PRIVATE EQUITY, a French public share corporation with a Management Board and a Supervisory Board, with a capital of €8,000,000, having its registered office in Paris (75116), 43/47 avenue de la Grande Armée, registered at the Commercial Register of Paris under the number B 428 711 196, represented by Mr. Roland DERRIEN, acting as a management company in the name and on behalf of the “FCPR” (authorized venture capital fund) CL Développement 1 and of the “FCPI” (see above) Crédit Lyonnais Innovation 1,

IN SEVENTH PART,

and

- BNP PARIBAS DEVELOPPEMENT, a French simplified joint-share company with a capital of €68,000,000, having its registered office in Paris (75009), rue Chauchat, registered at the Commercial Register of Paris under the number B 348 540 592, represented by Mr.Denis BOUGNOUX, duly empowered for the purposes of the present,

IN EIGHTH PART,

AND

- VIVERIS MANAGEMENT, a French simplified joint-share company with a capital of €168,700, having its registered office in Marseille, registered at the Commercial Register of Marseille under the number 432 544 773, represented by Mr. Philippe Reynaud, duly empowered for the purposes of the present, acting as a management company in the name and on behalf of the “FCPI” INNOVERIS Compartment 1 and INNOVERIS III, Common Investment Funds for Innovation,

IN NINETH PART,

The Signatories of the sixth to nineth part here-after referred to as « Group Investisseurs Financiers / Financial Investors Group » or the « Financial Investors » acting without joint and several liability,

The Signatories of the third to nineth part here-after globally referred to as « Groupe Investisseurs / Investor Group » of the « Investisseurs / Investors » and gathering together all the shareholding of Groups B and C, acting without joint and several liability,

The Signatories of the first to nineth part, hereafter referred to as « Signatories ».

ALSO INTERVENEING PRESENTLY

- TRAQUEUR, a French public share corporation (société anonyme) with a capital of €423,120, having its registered office in Issy-les-Moulineaux (92130), 17 Place de la Résistance, registered under the number 412 027 492 at the Commercial Register of Nanterre, duly represented by Mr. Stéphane Schmoll in his capacity as Chairman of the Management Board, here-after « TRAQUEUR » or the « Company ».

PRELUDE

A. In October 2001, Traqueur decided to raise funds from the Investor Group.

Through the Extraordinary General Assembly of 15th October 2001, it was decided to raise €4,571,385 from the Investor Group based on a company value pre-investment of €9,899,890 and after conversion of the loans of April 2001 as illustrated here below.

This increase in funds of €4,571,385 was realized in the following way;

-	Issuance of 6,698 shares at a nominal value of €15 each, matched by an issuance premium of €440 per share;

-	Issuance of convertible bonds (called <<ORA>>) allocated by 3,552 ORA of categories 01 and 02 for a total amount of €1,616,160.

It was also decided within the framework of this extraordinary general meeting of 15 October 2001 to authorize the Directoire to issue BSPCE and BSA (Share Warrants).

To date, the allocation of the share capital and voting rights of the company is as follows:

Shareholder	Shares	Category	Convertible Bonds (ORA 1)	Convertible Bonds (ORA 2)	Share Warrants (BSA/BSPCE)
Directors	7.612	A	0	0	1.602
Others	9.759	A	0	108	1.685
Total Founders	17.371	—	0	108	3.287

FCPI CLI	1.137	C	0	57	0
BNP P-D	848	C	0	38	0
Tracker	0	B	0	0	44
LoJack	2.232	B	1.116	0	0
EADS	2.823	B	335	0	200
FCPR CL CD1	670	C	335	0	0
FCPR Siparex V1	1.139	C	570	0	0
Siparex Croissance	44	C	22	0	0
Siparex Dév.	22	C	11	0	0
FCPI ING (F) AI 1	156	C	78	0	0
FCPI ING (F) AI 2	312	C	156	0	0
FCPI I I 1	446	C	223	0	0
FCPI U I 1	112	C	56	0	0
Innoveris	894	C	447	0	0
Sigefi Ventures Ges	1	C	0	0	0
CL Private Equity	1	C	0	0	0
Total Subscribers	10.837		3.349	95

TOTAL	28.208	—	3.349	203	3.531

B.	Beginning 2003, the Company was faced with a cash problem due to a delay in commercial operations compared with the Business Plan of October 2001.

The Extraordinary General Assembly of 21 February 2003 authorized the Directoire to issue a bond for a nominal amount of € 2 million divided into 133,333 bonds with a nominal value of €15 each (hereafter called the <<OC>>), convertible at the holders’ wish.

This authorization was used by the Directoire on 27th February 2003.

The subscription of the OC was realized as follows ;

Subscribers	Bonds
LoJack	22.928
Funds managed by Sigefi & SVG	22.928
FCPI CLI	0
CLCD 1	18 236
BNP Développement	4 919
Innoveris	9 189

Sub-total Subscribers	78 200

M. Xavier Gérard	13.400
M. Hervé Ripault	1.334
Mercure Epargne Longue SA	11.657
Mme Anne Bateson	1.465
Others	27.277

Sub-Total Subscribers Group A	55.133

Total	133.333

C.	However, since the cash requirements of the Company were in excess of the bond amounts, it was foreseen for the Company to raise further funds in July 2003.

Today the Company is searching for an external investor, and as the near term cash requirements are threatening its survival, the Investors as well as the Signatories are notified that for the benefit of the Company a new fund raising (hereafter called << Investissement>>) is arranged to ensure the survival of the Company.

In order to restructure the Balance Sheet of the Company with a view to simplify and make it more healthy, the Signatories have agreed that prior to the realization of the Investissement, the terms and conditions of the ORA and OC have to be modified in order to convert the OC’s early, and regarding the ORAs, reimburse them with shares early to simplify the distribution of capital ownership and enable the needed new investment in the fall 2003 by an external entity.

D. After the redemption in shares of the ORA and the OC, the breakdown of the Company shares representing the share capital shall be the following:

SHAREHOLDERS	SHARES	CATÉGORY	WARRANTS
Directors	4.560	A	1.602
Others	25.298	A	1.685
Total Founders	29.858	—
BNP P-D	1.785	C
Tracker	0	B	44
LoJack	12.961	B
EADS	4.230	B	200
Groupe CL	8.002	C
Groupe Siparex	7.914	C
FCPI ING (F) AI 1	1.000	C
FCPI ING (F) AI 2	1.531	C
FCPI I I 1	2.927	C
FCPI U I 1	734	C
Innoveris I et Innoveris III	7.400	C
Total Investors	48.484

TOTAL	78.342	—	3.531

The investment shall be completed with an increase of the share capital amounting to €1,500,000, issuance premium included, through the issuance of 15,000 new shares for €100 each, the preferential right of subscription of all shareholders for such issuance being waived.

The signatories have then agreed to set forth their agreement regarding the Investment with the entering into of this agreement hereof (being referred to as the «Agreement »).

Consequently it has been agreed as follows:

ARTICLE 1 - PURPOSE

The purpose of the present agreement (hereafter, the “Agreement”) is to define the terms and conditions for the Investment decided by the Signatories as well as the terms and conditions for the redemption of the Redeemable Bonds in shares and the conversion of the Convertible Bonds into shares.

The Capital Increase and the terms and conditions for the redemption of the Redeemable Bonds in shares and the conversion of the Convertible Bonds into shares will be decided respectively by (i) the Extraordinary General Meeting of the Company’s shareholders convened for July 28, 2003, the resolutions of the agenda of which are the attached as Appendix A hereto, and (ii) the special meetings of the holders of Redeemable Bonds and Convertible Bonds, convened for July 28, 2003, the resolutions of the agenda of which are attached as Appendix B and C hereto.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

Each legal entity signatory of the Agreement hereby represents and warrants to the other Signatories as follows:

-	that it is a company or a legal entity validly incorporated under the applicable law and acting in compliance with such applicable law,

-	that it, or its permanent representative, has the capacity and power of attorney to execute and enforce the Agreement,

-	that the execution and the enforcement of the obligations under the Agreement have been duly authorized by its competent bodies and shall not evoke violation, termination or modification of any provision of any contracts or agreements to which it is a party and that the Agreement does not contradict any of these contracts or agreements.

ARTICLE 3 - REPRESENTATION RELATING TO THE COMPANY’S ACCOUNTS

3.1 The Company’s Officers hereby declare that the Company’s intermediary accounts as at September 31, 2003 (i) have been established in compliance with generally-accepted accounting principles in France, (ii) have been approved without reserve by the Management Board , and (iii) have been subjected to a limited review by the Company Auditor.

3.2 In addition, the Company declares and guarantees;

- that all capital items and claims set out on the balance sheet indeed existed as at 31 March 2003;

- that the Company indeed owns, without restrictions or reserves, all tangible and intangible assets set out on the balance sheet or inventories, that these assets are free of any mortgage, collateral, pledge or any other real rights4, and that it is not encumbered by any impediment, servitude or restriction which could limit its ownership or beneficiary ownership rights, except with respect to the capital items set out in the LoJack license; has 17 short term SICAV Etoile for an amount of €132,541 as a guarantee for the office lease situated at 17 place de la Resistance in Issy-les-Moulineaux; has 25 base stations with series number 001 to 0025 (€95,854.62) and 140 TRU Tracker repeaters with unit series from 00D408C with 165 VLU test units with numbers from 0342000 to 03420A5 (US$ 49,190) cautioned to CREDIT COOPERATIVE as collateral for a loan of €762,245.00 dated 07/29/03.

- that, particularly, the trademarks, patents, industrial designs and utility models mentioned on its balance sheet or inventory were duly filed, registered and published at the Institut National de la Propriété Industrielle (national institute of industrial property), and that the corresponding taxes and fees are duly acquitted to date;

- that the presentation and evaluation of the assets and liabilities on the balance sheet of 31 March 2003 comply with applicable legal, accounting and fiscal regulations and that the capital items susceptible to depreciation due to events occurring of ongoing at 31 March 2003, were duly subject, at that date’s cut-off control, to adequate provisions to record such depreciation, if any;

- that the Company, in order in insure its property and operations against the risks to which they may be exposed, and to insure against material and personal damage by a third party, has taken out an insurance policy such as would any prudent merchant or industrialist and that it is up-to-date with the payment of its insurance premiums;

- that the Company is bound by no commitment of backing, aval or guarantee for the execution of contracts by a third party (or by its shareholders), its directors or employees;

- that there is no litigation, legal action, or judicial or administrative proceeding concerning the Company, its operations, securities, employees or property, for which the amounts claimed exceed €15,000 and in any event, these were covered by adequate provisions in the balance sheet of 31 March 2003;

4 droit réel : in civil law, a right that is attached to a thing rather than a person <the right of ownership...may be burdened with a real right in favor of another person as allowed by law Louisiana Civil Code>

A real right is not restricted to real property since it can also be attached to movable property. Real rights include ownership, use, pledge, usufruct, mortgage, and predial servitude.

- that the Company is neither a partner to an undisclosed partnership or a general partnership, nor the sole shareholder of an incorporated sole proprietorship, nor a member of a “grouping of mutual economic interest”5, and has no holding of more than 10% of the share capital or voting rights in another company, with the exception of 51% of the share capital and voting rights in LoJack International Benelux Sprl;

- that the Company was, at 31 March 2003, up to date with its fiscal and social declarations and had paid or adequately provided for all faxes, fees and contributions required by the applicable regulations, and that it had not, at this date, received notification of any adjustment or inspection by tax or social security (URSSAF) authorities, due to inadequate provisions on its 31 March 2003 balance sheet;

- that it has strictly complied with economic and competition regulations, as well as with the legal or regulatory provisions applying to hygiene, safety and environmental protection, and that no certificate of offence relating thereto has been drawn up against it;

- that it is not in infringement of customs or exchange regulations with regard to any commercial or financial transactions it has entered into to this day, and that no certificate of offence relating thereto has been drawn up against it;

- that the fixtures and installations in the buildings used for its operations are in conformity with the regulations applying to its business activity;

- that all employment contracts comply with the provisions of applicable laws and collective agreements;

- that, generally speaking, with the exception of the LoJack license agreement and the agreements executed with law enforcement officials, the Company has not entered into any agreements with its suppliers, clients or other third parties subjecting it to the overriding regime of ordinary law (French administrative law), notably with respect to the exclusive nature of these agreements;

- that the Company has received no notice of offense, even contested, which could result in an order forbidding it partially or totally to carry out operations, or restricting operations, or devaluating its assets;

- that it has carried out, since this date, no transaction outside of the normal everyday management of its operations, and has taken no decision which could bring about a negative change in its financial or commercial situation;

- that it has proceeded with no allocation of assets, of any kind whatsoever, to shareholders or directors, since this date.

3.3 None of the above representations omits to disclose any important fact, the disclosure of which would be material to the Subscribers’ awareness of the Company’s assets and undertakings and of its financial result.

ARTICLE 4 – DESCRIPTION OF FINANCING

4.1 Modifications of the terms and conditions for the redemption of the Redeemable Bonds 1 and of the Redeemable Bonds 2.

The Signatories agree to modify the terms and conditions of the Redeemable Bonds in order to allow the holders of Redeemable Bonds to obtain early redemption of their bonds in Company shares, according to the following terms and conditions:

-	the Redeemable Bonds will be subject to early redemption on July 28, 2003;

5 Groupement d'Intérêt Economique (GIE): legal entity created under French Law in 1967 in order to facilitate the constitution of collaborative ventures between companies.

-	the par value of the Redeemable Bonds 1 at redemption will be 4.2 Company shares for 1 produced Redeemable Bond 1, i.e., a total of 6,094 category B new shares and 7,971 category C new shares;

-	the redemption par value of the Redeemable Bonds 2 will be 5.25 Company shares for 1 produced Redeemable Bond 2, i.e., a total of 567 category A new shares and 498 category B new shares;

hereafter, the “Redemption of the Redeemable Bonds”

4.2    Modification of the Terms and Conditions of Conversion of the March 2003 Convertible Bonds

The Signatories agree to modify the terms and conditions of the Convertible Bonds in order to allow the holders of Convertible Bonds to convert them according to the following terms and conditions:

-	the holders of Convertible Bonds will ask for the early conversion of their Convertible Bonds into new shares of the Company on August 1,2003, and

-	the conversion par value of the Convertible Bonds will be 1 new share for 6.66 produced Convertible Bonds, i.e., a total of 20,000 new actions allocated in 8,270 category A new shares, 3,440 category B new shares and 8,290 category C new shares, hereafter, the “Conversion of the Convertible Bonds”.

4.3    Capital Increase – Procedure

The Signatories agree to carry out an increase in capital (hereafter, the “Increase in Capital”) of a nominal amount of €225,000 and of a total amount, premium included, of one million five hundred thousand euros (€1,500,000) through the issue of fifteen thousand (15.000) new shares at a price of one hundred euros (€100) per share.

The Capital Increase will be decided at the extraordinary general meeting .

The 15,000 new shares will be allocated as follows:

-	3,650 category A shares;

-	2,600 category B shares;

-	8,750 category C shares.

The Capital Increase will include the elimination of the shareholders’ subscription preferential rights for the benefit of the second part Signatories of the hereby Agreement and the members of the Investors Group, according to the allocation set out in Article 5.3 below.

4.4    Structure of the Supervisory Board

The Signatories agree to modify the structure of the Supervisory Board of the Company, by reducing the number of its members from eight (8) to six (6) and by modifying Article 22 of the Company’s bylaws accordingly.

Following the Extraordinary General Meeting, the Supervisory Board will be composed of six members, two of which will be appointed from among the candidates proposed by the Founders. The remaining provisions regarding the Supervisory Board’s composition and organization remain unmodified.

4.5 Treatment of the breaking of the ORA and OC

Considering (i) that as the OC convert and the reimbursements in shares of the ORA1 and ORA2 foreseen herein shall be considered a breakage, (ii) that the method of treating these breakages is with the lowest common denominator with payment by the Company to the holders of the amount, and that (iii) the amount of capital held by the company is negative, the parties recognize that applying article 174-5 of the decree of 23 March 1967, following article 225-163 of the Code of Commerce, the amount owed by the company to the holders of the bonds as per the principles illustrated here above, will be equal to zero (0).

ARTICLE 5 – SIGNATORIES’ UNDERTAKINGS

5.1    Convening of the General Meetings

The Chairman of the Management Board commits himself to convene the Extraordinary General Meeting and the General Meetings of the holders of Convertible Bonds (March 2003) and of Redeemable Bonds 1 and Redeemable Bonds 2.

5.2    Signatories’ Undertaking to Vote

The Chairman of the Supervisory Board, the members of the Supervisory Board and the members of the Management Board undertake, each regarding his own concern, to produce, recommend, vote and put to vote by the Company’s social bodies, any resolution enabling the Redemption of the Redeemable Bonds, (ii) the Conversion of the Convertible Bonds, (iii) the implementation of the Capital Increase and the modifications of the composition of the Supervisory Board, this undertaking constituting an irrevocable voting agreement for the entire duration of the Agreement.

Each Signatory also undertakes, each regarding his own concern, to vote for any resolution enabling (i) the Redemption of the Redeemable Bonds, (ii) the Conversion of the Convertible Bonds, (iii) the implementation of the Capital Increase and (iv) the modification of the composition of the Supervisory Board, at the Extraordinary General Meeting, this commitment constitutes an irrevocable voting agreement for the entire duration of the Agreement.

5.3 Signatories’ Undertaking to Subscribe

Once the conditions precedents set out in Article 6 below are fulfilled, the second part Signatories and the members of the Investors Group commit themselves to subscribe to the Capital increase on July 28, 2003 according to the following allocation:

•	3,650 category A shares reserved for the following shareholders:

- Xavier GERARD	2,150 shares
- Eric GERARD	150 shares
- Laurent GERARD	150 shares
- Jacques GERARD	150 shares
- Anne-Marie GERARD	150 shares
- Chantal LAHALLE	150 shares
- Laurent MARNIER	100 shares
- La société STOCKVAL	150 shares
- La société COLEBROOK	500 shares

•	2,600 category B shares reserved to LoJack

•	8,750 C category shares reserved to the following shareholders:

-	3,750 shares for the Siparex group

-	3,250 shares for the Viveris group

-	1,750 shares for the Crédit Lyonnais group

who will have the exclusive right to subscribe to these 15,000 shares.

This subscription undertaking involves the number of shares appearing in front of each of the names in the above list, without joint liability between the Signatories.

The second part Signatories and the members of the Investors Group undertake to pay up this subscription on July 31, 2003 at the latest, by payment of the amount appearing in the above table to the bank account of the Company opened for that purpose.

5.4 Renunciation of Provisions of Articles 4 and 6 of the Shareholders Agreement

For the exclusive needs of the transaction which is the purpose of the present Agreement, the Parties will irrevocably and firmly renounce the enforcement of the provisions of Articles 4 and 6 (regarding the full-ratchet and the control change) Shareholders Agreement of the November 26, 2001 due to the implementation of the Investment, the Redemption of the Redeemable Bonds and the Conversion of the Convertible Bonds.

ARTICLE 6 – CONDITIONS PRECEDENT

The enforcement of all rights and obligations contained in the present Agreement is subject to the prior fulfillment of the following conditions precedent, which must have been fulfilled on July 31, 2003 at the latest.

a)	holding of the Extraordinary General Meeting on July 28, 2003 at the latest, and approval of the Redemption of the Redeemable Bonds, of the Conversion of the Convertible Bonds, of the Capital Increase, of the modification of the composition of the Supervisory Board;

b)	approval by the General Meeting of the holders of Redeemable Bonds of the Redemption of the Redeemable Bonds on July 28, 2003 and effective redemption of all Redeemable Bonds in shares;

c)	approval by the General Meeting of the holders of Convertible Bonds of the Conversion of the Convertible Bonds on July 28, 2003 and effective conversion of all Convertible Bonds into shares;

d)	absence of any facts or accrual of new facts which could have an serious unfavorable effect on the Company’s business activities, economic and financial situation, assets or forecast between the date of execution of the Agreement and the holding of the Extraordinary General Meeting;

e)	agreement on the terms of the Agreement by the financial committee of each Investor through production of a certificate on the date of the Extraordinary General Meeting at the latest;

f)	cancellation of all potential fund-raising contracts (en cours de levée de fonds) that the Company may have signed with no expenses at its charge and without resale rights (droit de suite).

ARTICLE 7 - DURATION

The present Agreement becomes effective on this day, notwithstanding the fact that certain of Signatories who are members of the Founders’ Group will initial it and sign at a later date, at the guarantee of Mr. Hervé Ripault. The Agreement will remain in force until July 31, 2003: it will automatically become null and void in the event any of its conditions remain unsatisfied at that date.

ARTICLE 8- NOTIFICATION

Any notification, petition, summons, authorization or other communication concerning the Agreement will only be valid if it is made in writing and sent extra-judicially by registered letter, facsimile, or electronic message (receipt of faxes and electronic messages must be confirmed the same day by registered letter with proof of receipt) to the following addresses:

For the Company:

To its registered office, as set out on the first page of this Agreement, to the attention of one of the Company’s Officers.

For the Investors:

To the registered office of the respective companies, to the attention of their representative, as set out on the first page of this Agreement.

The date of notification is the date of reception by the recipient of the registered letter.

ARTICLE 9 - EXPENSES

The Company undertakes to meet all expenses incurred by it in the preparation and the drafting of the agreement as well as the costs associated with the implementation of the investment, including all the costs, fees and disbursements associated with legal, accounting, and other counsel.

ARTICLE 10- APPLICABLE LAW - ELECTION OF DOMICILE - JURISDICTION

The application and enforcement of the present Agreement are subject to French law.

For the enforcement of the present Agreement, the Parties elect their respective registered offices as set out on the first page of this Agreement.

Any dispute concerning the interpretation or the enforcement of the present Agreement will be, in the absence of an amicable agreement between the Parties, submitted to the Tribunal de Commerce in Paris.

Done in Issy les Moulineaux

In fourteen (14) originals

The 28th July 2003

Monsieur Jean-Jacques SCHMOLL	Monsieur Stéphane SCHMOLL

Monsieur Luc CHAMBON	COLEBROOK Represented by Louis Guerrier

Monsieur Xavier GERARD	Monsieur Eric GERARD Represented by Xavier Gérard

Monsieur Laurent GERARD Represented by Xavier Gérard	Monsieur Jacques GERARD Represented by Xavier Gérard

Madame Anne-Marie GERARD Represented by Xavier Gérard	Madame Chantal LAHALLE Represented by Xavier Gérard

Monsieur Laurent MARNIER Represented by Xavier Gérard	Monsieur Edouard COURTIAL Represented by Xavier Gérard

Madame Anne BATESON Represented by Jean Jacques Schmoll	LIXCAM INC Represented by Jean-Charles Charpentier

Madame Florence KOSSOF	Monsieur Arthur de la GRANDIERE Represented by Hervé Ripault

Monsieur Hervé RIPAULT	Monsieur Philippe EMBIRICOS Represented by Jean-Charles Charpentier

Monsieur Philippe de FONTENAY Represented by Hervé Ripault	SCORPION NOMINEES LTD Represented by Jean-Charles Charpentier

Monsieur Pierre de CROISSET Represented by Hervé Ripault	LOJACK Represented by Paul Barrett

Mercure Epargne Longue Represented by Nicolas Trebouta	Monsieur Hugues LAMOTTE Represented by Jean-Charles Charpentier

STOCKVAL Represented by Xavier Gérard	SIGEFI VENTURES GESTION Represented by Michel Faure

EADS TELECOM SAS Represented by Jean-François Boulin	SIPAREX DEVELOPPEMENT Represented by Michel Faure

SIPAREX CROISSANCE Represented by Michel Faure	BNP PARIBAS DEVELOPPEMENT Represented by Denis Bougnoux

CREDIT LYONNAIS PRIVATE EQUITY Represented by Roland Derrien	VIVERIS MANAGEMENT Represented by Philippe Raynaud

TRAQUEUR Represented by Stéphane Schmoll	TRACKER NETWORK UK Represented by Stéphane Schmoll